Exhibit 10.80

STANDARD FORM OFFICE LEASE

BETWEEN

AEROJET-GENERAL CORPORATION,

an Ohio corporation

as “LANDLORD”

AND

HEALTH NET FEDERAL SERVICES, LLC

a Delaware limited liability company

as “TENANT”

JULY 13, 2009

i

LIST OF EXHIBITS

Exhibit A	Base Rent Schedule

Exhibit B	Legal Description of the Land

Exhibit C	Parking

Exhibit D	Site Plan

Exhibit E	Description of the Premises - Space Plan

Exhibit F	Environmental Disclosures

Exhibit G	Rules and Regulations

INDEX OF DEFINED TERMS

ADA	8
Additional Rent	2
Adjustment Date	a
Alterations	7
Applicable Requirements	5
Base Rent	a
Building	a
Building Structure	10
Building Systems	10
Business Hours	b
Cabling	7
Casualty	20
Commencement Date	c
Common Areas	a
Condemnation	22
Condemned	22
Excess Payment	15
Excess Rent	14
Exercise Date	31
Expiration Date	c
Facility	b
FMRV	31
Government Contract	31
Hazardous Materials	5
HVAC	12
Land	b
Landlord	1, 17
Landlord Parties	16
Landlord’s Address	a
Landlord’s Broker	a
Late Charge	2
Lease	1
Lease Date	b
Liability Claim	7
Parking Facilities	b
Partner	17
Permitted Use	b
Premises	b
Project	c
Renewal Notice	31
Renewal Option	31
Renewal Term	31
Rent	2
Rentable Area	a

Rules and Regulations	29
Security Deposit	c
Space	14
Tenant	1
Tenant Affiliate	13
Tenant Improvements	1
Tenant Parties	16
Tenant’s Broker	a
Tenant’s Notice Address	a
Tenant’s Property	20
Term	c
Transfer Date	13
Transfer Notice	13
Utility Installation	7
Worth at the time of the award	26

BASIC LEASE INFORMATION.

Addresses:

“Tenant’s Notice Address” is
Health Net Federal Services, LLC
Post Office Box 2470
Rancho Cordova, CA 95741-2470
Attn: Director of Real Estate
Phone: (916) 935-1317
Fax: (916) 935-4406

“Landlord’s Notice Address” is:

Aerojet-General Corporation
c/o GenCorp Realty Investments, LLC
620 Coolidge Drive, Suite 100
Folsom, CA 95630
Attn: Bill Arrol, Manager, Financial Operations
Phone: (916) 351-8543
Fax: (916) 351-8669

with a copy to:

Aerojet-General Corporation
P.O. Box 13222, Dept. 0106
Sacramento, CA 95813-6000
Attn: Brian E. Sweeney, General Counsel
Phone: (916) 351-8588
Fax: (916) 351-8610

Common Areas:	“Common Areas” shall mean and refer to commonly usable lobbies, common corridors and hallways, restrooms, stairways, elevators and other generally understood public or common areas within the Building and the Project.

“Rentable Area” of the Premises is 229,189 square feet.

Base Rent:	“Base Rent” initially shall mean $1.63 per square foot of Rentable Area per month for the Premises, which equates to $373,578.07 per month, which rate shall be adjusted as set forth in Exhibit A attached hereto. An “Adjustment Date” is a date on which Base Rent shall be adjusted as provided in Exhibit A.

Brokers:	“Landlord’s Broker” is N/A.

“Tenant’s Broker” is CB Richard Ellis (Amy E. DeAngelis).

a

Building:	The “Building” shall mean collectively the structures located on the Land (hereinafter defined) and commonly known as Buildings 2006, 2015A, 2015B, 2019 and 2025 Aerojet Road, Rancho Cordova, California.

Business Hours:	“Business Hours” shall be the hours of 6:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturdays, including Martin Luther King Day, President’s Day, Veterans Day and excepting all other national holidays. Subject to the terms of this Lease, Tenant shall have access to the Building, Premises and Parking Facilities twenty-four (24) hours per day, seven (7) days per week and three hundred sixty five (365) days per year. Tenant may operate in the Premises during any hours and days (including 24-hour operation), at Tenant’s sole discretion.

Facility:	The “Facility” shall mean the Aerojet Sacramento Facility which includes approximately 12,200 acres of land in the Sacramento metropolitan area adjacent to U.S. Highway 50 between Rancho Cordova and Folsom, California.

Guarantor:	N/A .

Land:	The “Land” is located in Sacramento County, California, and is more fully depicted on Exhibit B.

Lease Date:	The “Lease Date” is July 13, 2009.

Parking:	On the terms and conditions set forth in Exhibit C attached hereto, through the Term, and any Renewal Term, Tenant shall have the right to use, on a non-exclusive basis, five (5) parking spaces for each 1,000 square feet of Rentable Area in the Premises, in designated areas of the “Parking Facilities,” which means the parking areas usable by the tenants of the Building as designated by Landlord from time to time and initially shown on Exhibit D attached hereto.

Permitted Use:	“Permitted Use” shall mean corporate, executive and general office use, except that those portions of the Premises located in the building commonly known as 2006 Aerojet Road shall be used to house certain of Tenant’s computer and related equipment.

Premises:	The “Premises” shall mean those portions of the Building more fully described in Exhibit E attached hereto. The Premises shall include the Tenant Improvements (hereinafter defined), if any, to be constructed pursuant to this Lease, and any existing tenant improvements.

b

Project:	“Project” means the Land, Building and Parking Facilities combined.

Security Deposit:	The “Security Deposit” is $ N/A .

Term:	The “Commencement Date” shall mean August 1, 2009.

The “Term” shall commence on the Commencement Date. The Term shall be eighteen (18) full calendar months plus, if the Commencement Date is other than the first day of a calendar month, the partial month between the Commencement Date and the end of the calendar month during which the Commencement Date occurs. Unless sooner terminated as provided in this Lease, the Term shall expire at midnight on the last day of the Term (the “Expiration Date”)

c

AEROJET SACRAMENTO OPERATIONS

STANDARD FORM OFFICE LEASE

This Standard Form Office Lease (“Lease”) is made and entered into by and between AEROJET-GENERAL CORPORATION, an Ohio corporation (“Landlord”), and HEALTH NET FEDERAL SERVICES, LLC, a Delaware limited liability company (“Tenant”), on the terms, covenants and conditions set forth below, and is dated as of the Lease Date. The foregoing Basic Lease Information is incorporated into and made a part of this Lease, but in the event of any conflict between the Basic Lease Information and provisions actually stated in this Lease, the latter shall control.

Although the Term shall not have commenced, this Lease shall be effective and binding as of the Lease Date. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord upon the terms and conditions contained herein.

1.	PREMISES.

1.1 Premises. The Premises shall be as provided in the Basic Lease Information.

1.2 Tenant Improvements. Within ninety (90) days following the Commencement Date, Landlord shall, at Landlord’s cost and expense, complete or cause to be completed, the following improvement work within the Premises and Common Areas serving the Premises (the “Tenant Improvements”):

1.2.1 Overlay new roofing on portions of Buildings 2006 and 2019, as necessary to make the roofs on those Buildings water tight;

1.2.2 Upgrade variable air volume boxes in those portions of the Premises located in Building 2015B to add additional thermostats and zones in order to ensure that Building 2015B has sufficient HVAC required for Tenant’s comfortable use and occupancy of the Premises;

1.2.3 Repave and restripe portions of the Parking Facilities located south of Building 2025;

1.2.4 Improve lighting in portions of the Parking Facilities located south of Building 2019 and 2025 such that the minimum lighting at ground level is one (1) footcandle; and

1.2.5 Install automatic door openers, two (2) each, in Building 2019, Building 2025 and Building 2015.

Landlord shall complete the Tenant Improvements in accordance with all applicable covenants, restrictions, laws, statutes, ordinances, and governmental rules and regulations (including, but not limited to, the Americans with Disabilities Act of 1990), and requirements of any board of fire underwriters or similar body, in effect and as interpreted as of the Commencement Date (collectively, and as all of the same may be amended and supplemented from time to time, “Laws”).

2.	TERM AND POSSESSION.

2.1 Commencement. The Term of the Lease shall commence upon the Commencement Date as defined in the Basic Lease Information.

2.2 Acceptance of the Premises. Pursuant to that certain Office Building Lease dated July 13, 1995, between Landlord and Tenant (as amended, the “Existing Lease”), Tenant is currently in possession of the Premises. The Existing Lease is set to expire on July 31, 2009. Tenant, by remaining in possession of the Premises on the Commencement Date, subject to Landlord’s completion of the Tenant Improvements pursuant to Section 1.2 above and Landlord’s repair and maintenance obligations under this Lease, accepts the Premises in their present “as-is” condition and acknowledges that the Premises are in good and satisfactory condition and are otherwise suitable for the Permitted Use and Tenant’s intended operations in the Premises. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building, or any portion of the Project, and no representation, express or implied, respecting any matter or thing related to the Premises, Building, Project or this Lease (including the condition of the Building or Premises) have been made to Tenant by Landlord, its agents or employees, other than as set forth in this Lease.

3.	RENT.

3.1 Base Rent. Tenant agrees to pay Landlord Base Rent for the Premises, without prior notice, demand, deduction or offset (except as otherwise provided in this Lease or under applicable law), as adjusted from time to time pursuant to the Base Rent Schedule set forth in Exhibit A. Base Rent shall be payable in advance on or before the first day of each month throughout the Term of this Lease. Base Rent for any period during the Term which is for less than one month shall be a prorated portion of the monthly installment based upon a 30-day month.

3.2 Late Charge; Interest. Rent not paid when due shall be subject to a “Late Charge” equal to ten percent (10%) of the overdue amount, and the overdue amount shall bear interest at the lesser of 10% per annum or the highest rate legally permitted. Tenant acknowledges that late payment of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain at this time. Accordingly, the parties agree that the Late Charge and interest provisions represent a reasonable estimate of the loss and expense to be suffered by Landlord by reason of Tenant’s late payment. Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a 10 day period following receipt of Landlord’s written notice prior to the imposition of any Late Charge under this Section 3.2.

3.3 Additional Rent; Rent. All monies other than Base Rent required to be paid by Tenant to Landlord hereunder, including, but not limited to, interest and Late Charges, and any monies spent by Landlord to perform obligations of Tenant, shall be considered additional rent (“Additional Rent”). The term “Rent” as used in this Lease shall mean Base Rent and Additional Rent. Landlord agrees to accept payment of rent via electronic funds transfer from Tenant, pursuant to wiring instructions provided by Landlord to Tenant upon Tenant’s request.

3.4 Savings Provision. If the amount of any Rent or any other payments due under this Lease violates the terms of any usury laws or other governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions.

3.5 Security Deposit. Intentionally Omitted.

4.	INTENTIONALLY OMITTED.

5.	USE.

5.1 Permitted Use. Tenant shall use the Premises for the Permitted Use, and shall not use the Premises for any other purposes.

5.2 Common Areas. So long as Tenant is occupying the Premises, Tenant shall have the nonexclusive right to use, in common with other parties occupying the Building, the Common Areas of the Building, subject to the terms of this Lease and such reasonable and non-discriminatory Rules and Regulations as Landlord may from time to time prescribe in writing to Tenant. Subject to the provisions of paragraph 2 of Exhibit C attached hereto and incorporated herein by this reference, Landlord reserves the right, without notice or liability to Tenant, and without the same constituting an actual or constructive eviction, to alter or modify the Common Areas from time to time, including the location and configuration thereof, and the amenities and facilities which Landlord may determine to provide from time to time, so long as (i) Tenant’s access to the Premises is not materially and negatively impacted in any direct way, and (ii) Tenant retains the right to use the number of parking spaces allocated to Tenant as set forth in the Basic Lease Information.

5.3 Parking. Tenant’s permitted parking shall be on the terms and conditions set forth in (i) the Basic Lease Information, (ii) Exhibit C attached hereto, and (iii) such reasonable and non-discriminatory Rules and Regulations as Landlord may from time to time prescribe in writing to Tenant.

5.4 Security Measures.

5.4.1 Security–Project. Tenant acknowledges that: (a) the Base Rent does not include the cost of any security measures for any portion of the Building, (b) Landlord has no obligation to provide any such security measures, (c) Landlord has made no representation regarding the safety or security of the Building, and (d) Tenant will be solely responsible for providing any security it deems necessary to protect itself, its property, and its invitees in, on, or about the Project, Building, or the Premises. If Landlord provides any security measures at any time, Landlord will not be obligated to continue providing security for any time, Landlord may discontinue such service without notice and liability to Tenant, and Landlord will not be obligated to provide such measures with any particular standard of care. Tenant assumes all responsibility for the Tenant’s security, safety, property, and invitees.

5.4.2 Security-Aerojet Facility/Complex. Landlord provides a package of security features for the Facility, including without limitation, a security fence, twenty-four (24) hour security guard, and security identification cards. Notwithstanding the foregoing in Section 5.4.1, Tenant shall comply with all reasonable security measures, rules, and regulations implemented by Landlord from time to time, including, without limitation, those required by the Department of Defense, the Department of Homeland Security, NASA, and other governmental agencies having jurisdiction over the Facility (collectively, the “Governmental Agencies”). Tenant specifically acknowledges that, pursuant to procedures mutually agreeable to Landlord and Tenant, and until the security fence is moved and the Project is separated from the balance of the Facility, Tenant will comply with security measures required by the Department of Defense, including random vehicles searches and the implementation of an access badge system (in addition to Tenant’s own access badge system). Tenant shall cause Tenant Parties and all other persons entering the Facility at the request or invitation of any of the Tenant Parties to cooperate with Landlord’s security personnel.

Landlord will continue to work with Tenant, and the other tenants on the Facility to create a workable solution to security issues, access issues, etc., so that Tenant’s access is reasonable and so that security measures do not present an undue burden for the operation of Tenant’s business. Notwithstanding the foregoing provisions of this Section 5.4.2, if after the Commencement Date any new or revised security measures are required by any Governmental Agency, and Tenant believes that any such implemented new or revised security measures materially interfere with Tenant’s ability to conduct its business operations at the Premises, Tenant shall promptly provide Landlord with a detailed written description of the alleged interference and any proposed solutions for resolving same. Following receipt of such notice, Landlord shall immediately commence a cure to such interference and thereafter shall diligently prosecute such cure to completion. If such interference is not cured within ninety (90) days following Landlord’s receipt of written notice of same, Base Rent shall thereafter abate by Five Thousand Dollars ($5,000) per day until the interference is cured.

5.5 Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the Common Areas as a result of use thereof by Tenant or any subtenant or invitee, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants or occupants of the Building or elsewhere, or interfere with their use of their respective premises or Common Areas. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance (which includes excessive noise and/or vibration) to owners or occupants of adjacent properties or to other tenants of the Building. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings exceeding fifty (50) pounds per square foot dead load, twenty (20) pounds per square foot for partitions and five (5) pounds per square foot for ductwork and piping, or place any harmful substances in the drainage system of the Building. No Tenant waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract; provided, however, in the event any non-compliance by any other tenant or occupant unreasonably and materially interferes with Tenant’s use of its Premises, Landlord shall use its reasonable efforts to cause such other tenants and/or occupants to comply with such rules, lease or other contract. Tenant shall not do or permit anything to be done in, on, under or about the Premises or bring into or keep anything in the Premises which will in any way increase the rate of any insurance upon the Premises or Building or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner, or violate the rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters.

5.6 Compliance with Applicable Requirements. Tenant shall at its sole cost and expense strictly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record governing and relating to the use, occupancy or possession of the Premises, or to the use, storage, generation or disposal of Hazardous Materials (defined below) (collectively, “Applicable Requirements”). Notwithstanding the foregoing, Tenant shall not be liable for compliance with any Laws mandating alterations to the Common Areas unless such alterations are triggered by (i) Alterations or Utility Installations that are inconsistent with the Permitted Use, or (ii) Tenant’s use of the Premises for a use other than the Permitted Use. Subject to Tenant’s obligations pursuant to the preceding sentence, Landlord shall protect, defend, indemnify and hold harmless Tenant from all claims, costs (including attorneys’ and experts’ fees), expenses and liabilities arising from any failure of the Common Areas to comply with all Laws, including, without limitation, the Americans with Disabilities Act. Landlord’s obligations under this Section 5.6 shall survive the expiration or earlier termination of the Lease. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys’ fees or liability arising out of the failure of Tenant to comply with this Section 5.6. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

5.7 Hazardous Materials. As used in this Lease, “Hazardous Materials” shall include, but not be limited to, asbestos, asbestos products, polychlorinated biphenyl (PCB), hazardous, toxic and radioactive materials and those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or other similar designations in any Applicable Requirements, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Sections 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et seq. (“RCRA”), the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601, et seq., the Clean Water Act, as amended, 33 U.S.C. Sections 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. Sections 7401, et seq., the Hazardous Substances Transportation Act, 49 U.S.C. Sections 1471, et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f-300j , the California Hazardous Substances Account Act, Health and Safety Code Sections 25300, et seq., the California Hazardous Waste Control Law, Health and Safety Code Sections 25100, et seq., the Porter-Cologne Water Quality Control Act, Water Code Sections 13000, et seq., the Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code Sections 25249.5, et seq., and Fish and Game Code Section 5650, or comparable statutes and ordinances and each as from time to time amended, any regulations implementing any such statutes. Tenant shall not cause, or allow any agent, employee, subtenant, contractor, representative or invitee of Tenant to cause, any Hazardous Materials to be handled, used, generated, stored, released or disposed of in, on, under or about the Premises or the Building or surrounding land or environment in violation of any Applicable Requirements. Tenant must obtain Landlord’s written consent prior to the introduction of any Hazardous Materials onto the Building. Notwithstanding the foregoing, Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Materials for “general office purposes” (such as toner for copiers) to the extent customary and necessary for the Permitted Use of the Premises; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises or Building, or surrounding land or environment. Tenant shall immediately notify Landlord in writing of any Hazardous Materials’ contamination of any portion of the Building of which Tenant becomes aware. Landlord shall have the right at all reasonable times and if Landlord determines in good faith that Tenant may not be in compliance with this Section 5.7 to inspect the Premises, upon reasonable notice to Tenant, and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Landlord, but, if Tenant or any agent, employee, subtenant, contractor, representative or invitee of Tenant introduced, released, disturbed, transported, stored, generated or used the Hazardous Materials, then Tenant shall be responsible for the cost of the inspection. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including attorneys’ and consultants’ fees and court costs), demands, causes of action, or judgments directly or indirectly arising out of or related to the use, generation, storage, release, or disposal of Hazardous Materials by Tenant or any agent, employee, subtenant, contractor, representative or invitee of Tenant in, on, under or about the Premises or the Building or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of this Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all Applicable Requirements pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Section 5.7. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

5.7.1 Landlord’s Environmental Representation. Landlord represents and warrants to Tenant the following with respect to the Building:

5.7.1.1 The Land is subject to a Partial Consent Decree entered June 23, 1989 (and modifications thereto) in the consolidated actions Nos. CIVS-86-0063-EJG and CIVS-86-0064-EJG in the United States District Court Eastern District of California Civil Action captioned United States of America v. Aerojet-General Corporation, et al. and People of the State of California v. Aerojet-General Corporation, et al. (the “Partial Consent Decree”).

5.7.1.2 As of the Lease Date, Landlord has no information indicating that the Building ever had any industrial activity conducted on it or that there is any soil contamination or groundwater contamination under the Building, except as identified on Exhibit F attached hereto.

5.7.1.3 The Partial Consent Decree also requires Landlord to notify the government before any possessory interest in any land at the Project is granted. Landlord provided such notice on August 9, 1995 regarding the original lease of Building number 2025.

5.7.2 Landlord’s Indemnification of Tenant. Landlord shall indemnify, defend, protect and hold Tenant harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including attorneys’ and consultants’ fees and court costs) (“Liability Claim”) which any third person asserts against Tenant and is based solely on and arises solely out of any Hazardous Materials contamination of the Premises and its immediate surrounding area to the extent caused by Landlord, subject to each of the following conditions:

5.7.2.1 Tenant promptly gives Landlord written notice of any Liability Claim and delivers to Landlord a copy of each document or other writing which Tenant receives in connection therewith;

5.7.2.2 Tenant, at its own expense, cooperates with Landlord in every reasonable way in connection with the defense of each Liability Claim;

5.7.2.3 Landlord, at its option, may control the defense of each Liability Claim, select lawyers to defend each Liability Claim, and compromise and settle each Liability Claim; and

5.7.2.4 Tenant gives Landlord notice of the Liability Claim within one (1) year after the expiration or earlier termination of this Lease.

Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

6.	UTILITY INSTALLATIONS ALTERATIONS AND ADDITIONS.

6.1 Utility Installations. As used in this Lease the term “Utility Installation” shall mean any carpeting, window coverings, power panels, electrical distribution systems, security systems, Cabling, fire protection and detection systems, lighting fixtures, space heaters, heating, air conditioning, plumbing and interior partitions, in, on or about the Premises. The term “Cabling” shall mean any of the following which are located in the Premises or which exclusively serves the Premises: communications systems, including voice/data cabling, telecommunications, computer cabling and wiring.

6.2 Alterations. Tenant shall not make or suffer to be made any Utility Installations, structural or non-structural alterations, additions, or improvements (collectively, “Alterations”) to or of the Premises, or any part thereof, without first obtaining the written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion with respect to structural Alterations, but which shall not be unreasonably withheld or delayed with respect to non-structural Alterations; provided, however, if the Alterations would adversely affect the structure or safety of the Building or its electrical, plumbing, HVAC, mechanical or safety systems, or if such Alterations would create an obligation on Landlord’s part to make modifications to the Building, or fail to satisfy the requirements of Section 6.3, Landlord may withhold its consent in its sole and absolute discretion. In any event, Landlord may withhold its consent until fifteen (15) days after Landlord receives drawings of the planned Alterations, in electronic CAD format, or such other format as Landlord determines, in its reasonable discretion. If Landlord fails to respond within such fifteen (15) day period, the Alterations shall be deemed approved. Within 30 days after completion of the Alterations, Tenant shall deliver as-built drawing in the same format. Notwithstanding the foregoing, without the prior consent of Landlord, but with the prior notice to Landlord, Tenant shall be entitled to make Alterations within the Premises, provided that (i) the cost of construction of such Alterations does not exceed $100,000 in the aggregate during each year of the Term, and (ii) does not effect the plumbing, electrical, structural or mechanical systems of the Building, and (iii) Tenant otherwise complies with the provisions of this Section 6. All Alterations shall comply with all Applicable Requirements, including the Americans With Disabilities Act (“ADA”). Any Alterations, including wall covering, paneling, and built-in cabinet work, but excepting movable furniture and trade fixtures, shall on the expiration of the Term become a part of the realty and belong to Landlord, and shall be surrendered with the Premises. If Landlord will require the removal of the subject Alteration at the expiration or sooner termination of the Term, Landlord shall, by written notice to Tenant given concurrently with Landlord’s consent to said Alteration (or, if consent is not required, within five (5) days after Landlord’s receipt of Tenant’s notice of said Alteration), notify Tenant that Tenant shall be required to remove any or all of the subject Alteration at the expiration or sooner termination of the Term and repair any damage to the Premises and the Building resulting from such removal at Tenant’s cost. Tenant shall submit detailed specifications, floor plans and necessary permits (if applicable) to Landlord for review. In no event shall any Alterations affect the structure of the Building or its exterior appearance. As a condition to its consent, Landlord may request adequate assurance that all contractors who will perform such work have in force workman’s compensation and such other employee and public liability insurance as Landlord deems reasonably necessary, and where the Alterations are material, Landlord may require Tenant or its contractors to post adequate completion and performance bonds. In the event Landlord consents to the making of any Alterations to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, completed to the reasonable satisfaction of Landlord, and the contractor or person selected by Tenant to make the same must first be approved in writing by Landlord which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant makes any Alterations to the Premises as provided in this Section 6, the Alterations shall not be commenced until 10 days after Landlord has received notice from Tenant stating the date the installation of the Alterations is to commence so that Landlord can post and record an appropriate notice of non-responsibility. Tenant shall reimburse Landlord for any reasonable expenses incurred by Landlord in connection with the Alterations made by Tenant, including any reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant, and the cost of updating the existing as-built plans of the Building to reflect the Alterations. Tenant shall indemnify, defend and hold Landlord, the Building and the Premises free and harmless from any liability, loss, damage, cost, attorneys’ fees and other expenses incurred on account of such construction, or claims by any person performing work or furnishing materials or supplies for Tenant or any persons claiming under Tenant. In connection with any Alterations, Tenant shall provide Landlord with copies of any building permits or certificates of occupancy within five days after Tenant’s receipt of same.

6.3 Certain Requirements. In addition to the requirements stated in Section 6.2, Tenant’s Alterations, including Utility Installations in, on or about the Premises, must: (i) not adversely affect (a) the Building structure or the Building systems, or (b) the exterior appearance of the Building; (ii) comply with all Applicable Requirements; (iii) not unreasonably interfere with normal and customary business operations of any other tenant or occupant of the Building; (iv) be consistent with Tenant’s Permitted Use and the character of the Building; and (v) be typical for general business office operations.

6.4 Towers, Antennas, Etc. Tenant shall not erect, construct, place or permit any additional television, radio, telecommunications or other electronic towers, aerials, antennas, satellite dishes or other similar broadcast or reception devices on the Premises or Building without Landlord’s prior written consent, which consent may be withheld at Landlord’s sole and absolute discretion.

7.	REPAIRS AND MAINTENANCE.

7.1 By Tenant. Tenant shall, at Tenant’s sole cost and expense, maintain the Premises (other than the portions of the Building Structure (defined below) and Building Systems (defined below) of the Building which are contained in the Premises), in good, clean and first-class condition and repair. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining and repairing all fixtures, non-Building standard electrical lighting, ceilings and floor coverings, windows, doors, plate glass, skylights, and interior walls within the Premises using the same quality of materials as used in the original construction. In addition, Tenant shall be responsible for all repairs (beyond ordinary wear and tear) made necessary by Tenant or its invitees, agents, employees, contractors or subcontractors, subject to the waivers contained in Section 12.3 below. Landlord acknowledges that Tenant shall have no obligation to repair or maintain any areas of the Building outside of the Premises, unless such repair or maintenance is required due to acts of Tenant or its invitees, agents, employees, contractors or subcontractors, subject to the waivers contained in Section 12.3 below. Excepting maintenance, repairs or replacements required due to the negligence or willful misconduct of Landlord, its agents, employees, contractors and subcontractors, Tenant acknowledges that Landlord shall have no obligation to maintain, repair or replace any Cabling. Tenant shall, at Tenant’s expense, contract with a reputable licensed contractor to maintain the Cabling. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises except as specifically set forth in this Lease. Under no circumstances shall Tenant make any repairs to the Building or to the mechanical, electrical or heating, ventilating, air conditioning, fire sprinkler or energy management control systems of the Premises or the Building, unless such repairs are previously approved in writing by Landlord. Except as otherwise expressly set forth in this Lease, Tenant waives the provisions of 1931(1), 1941 and 1942 of the California Civil Code, and any similar or successor law regarding Tenant’s right to make repairs and deduct expenses of such repairs from the Rent due under this Lease.

7.2 By Landlord. Landlord shall be responsible for maintaining and repairing all structural portions of the Building, and shall maintain and repair the roof, ceiling, slabs, curtain wall, exterior glass and mullions, columns, beams and shafts (including any elevator shafts, as applicable), stairs, stairwells, parking facilities, elevator(s) and elevator cabs (as applicable), mechanical closets, washrooms, sidewalls, and foundations of the Building (collectively, “Building Structure”) in good, clean and safe condition and repair. Landlord shall maintain all landscaping, driveways, fences, signs, sidewalks, curbs and the other Common Areas immediately adjoining the Building. Landlord shall be responsible for maintenance and repair of all mechanical, life safety, sprinkler, plumbing, heating, electrical (including electrical closets), air conditioning and ventilation systems (collectively, “Building Systems”). Except as otherwise provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by applicable Laws to make to any portion of the Building or the Premises. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business at the Premises, but Landlord shall not be required to have work done during other than Business Hours. If Tenant fails to maintain the Premises as required in Section 7.1, Landlord may give Tenant 30 days’ written notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work within such time period and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest from the date of such work at the lesser of 10% per annum or the highest rate legally permitted. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as the result of performing any such work. All repairs, maintenance work, and alterations performed by Landlord shall be performed in accordance with applicable Laws. Notwithstanding anything in this Section 7.2 or the Lease to the contrary and except as provided in Sections 14 and 15 below, in the event Tenant’s access to or use, enjoyment and occupancy of the Premises is impaired by reason of the negligence or intentional acts or omissions of Landlord or its agents or employees (including, but not limited to, the failure to maintain the Premises or the Building pursuant to this Section 7.2 or to provide the services required under Section 9.1 below), then the payment of Rent shall be abated to the extent of and during the period of such impairment. Tenant shall provide Landlord with prompt written notice of any such impairment, including, without limitation, a detailed description of the portion(s) of the Premises affected and the alleged cause thereof (the “Impairment Notice”). Furthermore, if such impairment is substantial and continues for a period of sixty (60) days or more following Landlord’s receipt of the Impairment Notice, then in addition to any other rights or remedies which Tenant may have at law or in equity, Tenant shall have the right to terminate the Lease by written notice to Landlord within five (5) days of the end of such 60-day period; provided, however, Tenant shall have no right to terminate this Lease if Landlord begins to cure such impairment within such sixty (60) day period and thereafter continues to diligently prosecute such cure to completion. As used herein, the following terms shall have the following meanings: (i) Tenant’s access to or use, enjoyment and occupancy of the Premises shall be deemed “impaired” if for a period of ten (10) consecutive days following Landlord’s receipt of the Impairment Notice it shall be impossible or commercially impracticable for Tenant to conduct business from the Premises or any portion thereof and Tenant does not use the Premises or such portion thereof; (ii) such impairment shall be deemed to be caused by the “negligence or intentional acts or omissions of Landlord or its agents or employees” to the extent that such impairment results from an intentional act or a negligent act or omission of Landlord or its agents or employees (including, but not limited to, the failure to maintain the Premises or the Building pursuant to this Section 7.2 or to provide the services required under Section 9.1 below); and (iii) an impairment shall be deemed to be “substantial” if more than twenty-five percent (25%) of the Premises becomes untenantable or unusable under the foregoing standards and Tenant does not use such portion of the Premises. In addition, if Landlord fails to undertake and complete all necessary maintenance or repairs as required under this Lease then thirty (30) days after written request (or such longer period as is necessary if the repair cannot be reasonably completed within the thirty (30) day period and Landlord promptly commences and is diligently pursuing completion of such repair), Tenant shall have the right, to undertake and complete such maintenance or repairs at Landlord’s cost and expense. In addition, in the event such a failure results in a material interference with Tenant’s operation of its business, and Landlord does not immediately, after written notice from Tenant, commence, and with all due diligence, continue the cure of such failure, including taking any immediate steps necessary to lessen the impact on Tenant’s business, Tenant shall have the right to undertake and complete such maintenance or repairs at Landlord’s cost and expense. Landlord shall be responsible for payment of all reasonable costs and expenses incurred by Tenant in connection with the exercise of its rights under this Section. Landlord shall have thirty (30) days from receipt of said invoice(s) and reasonable supporting documentation for such costs to make payment in full. In the event Landlord fails to tender full payment within said thirty (30) day period, Tenant may thereafter begin to offset all Rent due under this Lease until the entire cost has been recovered.

8.	LIENS.

8.1 Tenant shall keep the Premises and the Land free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Landlord may, at its election, and upon 10 days’ written notice to Tenant, remove any liens, in which case Tenant shall pay to Landlord the cost of removing the lien, including reasonable attorneys’ fees. Landlord shall have the right at all times to post on the Premises any notices permitted or required by law for the protection of Landlord, the Premises, the Building or the Land from mechanics’ and materialmen’s liens. To the extent a lien arises out of any work performed, materials furnished, or obligations incurred by Tenant, Tenant shall have thirty (30) days to remove such lien, or provide a bond to Landlord in an amount sufficient to satisfy the lien.

9.	UTILITIES AND SERVICES.

9.1 To Be Furnished by Landlord. Landlord shall operate the Building to a standard or quality consistent with that of other office projects in the Rancho Cordova area and shall, at Landlord’s sole cost, (i) provide janitorial service to the Premises on a five day a week basis (excepting the holidays described in the Basic Lease Information), (ii) supply public restroom supplies, public area lamp replacement, window washing (two times per year), and janitor services to the Common Areas during the time and in the manner that such janitor services are customarily furnished in office buildings in the area, (iii) replace Building standard lamps, starters and ballasts (all nonstandard lighting within the Premises shall be the responsibility of Tenant). Landlord agrees to furnish to the Premises, subject to the conditions and in accordance with the standards set forth in this Lease, adequate quantities of electric current for normal lighting and fractional horsepower office machines, water for lavatory and drinking purposes (hot and prevailing temperature), and heat and air conditioning (“HVAC”) required for the comfortable use and occupation of the Premises. Tenant agrees that Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant’s use of the Premises for other than the Permitted Use. Landlord shall not be obligated to service, maintain, repair or replace any system or improvement in the Premises that has been installed by Tenant or at the direction of Tenant or at Tenant’s expense, or which is a specialized improvement requiring additional or extraordinary maintenance or repair (by way of example only, if the standard premises in the Building contain fluorescent light fixtures, Landlord’s obligation shall be limited to the replacement of fluorescent light tubes, irrespective of any incandescent fixtures that may have been installed in the Premises at Tenant’s expense). Landlord shall not be liable for, and, except as otherwise expressly set forth in this Lease, Tenant shall not be entitled to, any abatement or reduction of Rent by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character or for any other causes; provided, however, Landlord shall use its reasonable efforts to cause such services to be restored as soon as possible. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of any services to be provided under this Lease.

9.2 Tenant Obligations.

9.2.1 Cost of Utilities. Tenant shall pay Landlord, within thirty (30) days after receiving an invoice therefor, Tenant’s pro-rata share of the cost of all utilities serving the Building, including, electrical and gas (including as necessary to provide power for the HVAC systems), water, sewer, and garbage services. Landlord and Tenant acknowledge that the electrical and gas service to the Premises is separately sub-metered from the balance of the Facility.

9.2.2 HVAC Modifications. If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected by reason of any lights, machines or equipment used in the Premises in excess of the utilities provided to the Premises, or by the occupancy of the Premises by more persons than are contemplated by the design criteria of the HVAC systems, then Landlord shall have the right to install machines or equipment that Landlord reasonably deems necessary to restore temperature balance, including modifications to the standard air-conditioning equipment and electrical systems serving the Premises. The cost of any such equipment and modifications, including the cost of installation and any additional cost of operation and maintenance of the same, shall be paid by Tenant to Landlord upon demand.

9.2.3 Restrictions Regarding Connections. Tenant shall not, without the prior consent of Landlord, connect to the utility systems of the Building any apparatus, machinery or other equipment except typical office machines and devices, including but not limited to: electric typewriters, word processors, and office-size photocopiers, computers, and servers. Nor shall Tenant, without the prior written consent of Landlord, connect to any electrical circuit in the Premises any apparatus or equipment with power requirements that exceed the designed electrical capacity of the Premises. Tenant shall not, without the prior consent of Landlord, connect to any dedicated electrical circuit in the Premises electrical apparatus or equipment of any type having in the aggregate electrical power requirements in excess of eighty percent (80%) of the rating for the applicable fuse(s) or circuit breaker(s). Notwithstanding Landlord’s consent to such excess loading of circuits, Tenant shall pay the cost of any additional or above-standard capacity electrical circuits necessitated by such excess loading circuits and the installation thereof.

10.	ASSIGNMENT AND SUBLETTING.

10.1 Requirement of Landlord Consent. Tenant shall not, without the prior written consent of Landlord, which consent Landlord may withhold arbitrarily, capriciously, and without reason: (i) assign, mortgage, pledge, encumber or otherwise transfer this Lease, the term or estate hereby granted, or any interest hereunder; (ii) permit the Premises or any part thereof to be utilized by anyone other than Tenant (whether as concessionaire, franchisee, licensee, permittee or otherwise); or (iii) except as hereinafter provided, sublet or offer or advertise for subletting the Premises or any part thereof. Any assignment, mortgage, pledge, encumbrance, transfer or sublease without Landlord’s consent shall be voidable and, at Landlord’s election, shall constitute a default.

Notwithstanding the foregoing and Sections 10.2 and 10.3 below, Tenant may assign this Lease or sublet the Premises or a portion thereof, upon receipt of Landlord’s consent, which consent shall not be unreasonably withheld, to a Tenant Affiliate (defined below) provided that (a) the assignee or subtenant assumes, in full, the obligations of Tenant under this Lease, (b) Tenant remains fully liable under this Lease, (c) the use of the Lease by such transferee conforms with the requirements of this Lease, and (d) if Tenant is no longer a viable operating business, the proposed transferee shall have a net worth which is not less than $50 million. Provided that Tenant is a corporation, and (x) the stock of Tenant is traded on a national exchange, the transfer of stock in Tenant shall not be considered an assignment, sublease or transfer under the Lease, or (y) the stock of Tenant is not traded on a national exchange, the collective transfer of 30% or less of such stock shall not be considered an assignment, sublease or transfer under this Lease, provided such transfer (together with all other transfers during the Term) does not result in a change in control of Tenant. The term “Tenant Affiliate” means any entity which acquires all or part of Tenant, or which is acquired in whole or in part by Tenant, or which is controlled directly or indirectly by Tenant, or which entity controls, directly or indirectly, Tenant, or which owns or is owned by Tenant Affiliate. Without limiting the transferability of any of Tenant’s options or expansion rights under the Lease, Landlord expressly acknowledges and agrees that such options or expansion rights shall be exercisable by any Tenant Affiliate, provided this Lease has been assigned to such Tenant Affiliate in accordance with the terms and provisions of this Section 10.

10.2 Transfer Notice. If at any time or from time to time during the Term of this Lease or during any Option Term, Tenant desires to assign this Lease, or to sublet all or any part of the Premises (as the same may be expanded from time to time), then at least ten (10) days prior to the date when Tenant desires the assignment or subletting to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Transfer Notice”) which shall set forth the name, address and business of the proposed assignee or subtenant, information (including financial statements and references) concerning the proposed assignee or subtenant, and in the case of a proposed sublease, a detailed description of the space proposed to be sublet, which must be a single, self-contained unit (the “Space”), any rights of the proposed assignee or subtenant to use Tenant’s improvements and the like, the Transfer Date, and the fixed rent and/or other consideration and all other material terms and conditions of the proposed assignment or subletting, all in such detail as Landlord may reasonably require. If Landlord promptly requests additional detail, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional detail.

10.2.1 Landlord Consent. Landlord shall grant or withhold its consent to a proposed assignment or sublease within twenty (20) days following Landlord’s receipt of the Transfer Notice. The failure of Landlord to deliver written notice of such determination within such time period shall be deemed Landlord’s disapproval of the proposed assignment or sublease. Landlord may withhold its consent to a proposed assignment or sublease arbitrarily, capriciously, and without reason.

10.3 Conditions if Landlord Consents. Provided Landlord has consented to such assignment or subletting, Tenant shall be entitled to enter into such assignment or sublease with the third party identified in the Transfer Notice subject to the following conditions:

10.3.1 No Default. At the time of the Transfer Notice, no event of default under this Lease shall have occurred and be continuing beyond any applicable notice and cure period;

10.3.2 Conformity to Transfer Notice. The assignment or sublease shall be on substantially the same terms set forth in the Transfer Notice given to Landlord;

10.3.3 Delivery of Assignment or Sublease. No assignment or sublease shall be valid and no assignee or sublessee shall take possession until an executed counterpart of the assignment or sublease has been delivered to Landlord;

10.3.4 Further Assignment or Sublease. No assignee or sublessee shall have a right further to assign or sublet without Landlord’s consent in each instance, which consent in the case of a future assignment or sublease Landlord may withhold arbitrarily, capriciously, and without reason;

10.3.5 Assignee Assumption. Any assignee shall have signed and delivered to Landlord a written assumption of the obligations of Tenant under this Lease in a form reasonably acceptable to Landlord;

10.3.6 Subtenant Compliance. Any subtenant shall have agreed in writing to comply with all applicable terms and conditions of this Lease with respect to the Space;

10.3.7 Excess Rent. In the event Tenant sublets all or any portion of the Premises, other than to a Tenant Affiliate, Tenant shall deliver to Landlord 50% of any Excess Rent (as hereinafter defined) within thirty (30) days after Tenant’s receipt pursuant to such subletting. As used herein, “Excess Rent” shall mean any sums or economic consideration per square foot of the Premises received by Tenant pursuant to such subletting in excess of the amount of the Rent per square foot of the Premises payable by Tenant under this Lease applicable to the part or parts of the Premises so sublet; provided, however, that no Excess Rent shall be payable until Tenant shall have recovered therefrom all of its commercially reasonable costs incurred by Tenant in conjunction with such sublease, including but not limited to: brokerage commissions, reasonable improvement costs, reasonable rent concessions, reasonable attorneys fees, and reasonable marketing fees; and

10.3.8 Excess Payment. In the event Tenant assigns this Lease, other than to a Tenant Affiliate, Tenant shall deliver to Landlord 50% of any Excess Payment within thirty (30) days of Tenant’s receipt thereof pursuant to such assignment. As used herein, “Excess Payment” shall mean the amount of payment received for such assignment of this Lease in excess of the Rent payable by Tenant under this Lease; provided, however, that no Excess Payment shall be payable until Tenant shall have recovered therefrom all of its commercially reasonable costs incurred by Tenant in conjunction with such assignment, including but not limited to: brokerage commissions, rent concessions, reasonable attorneys fees, and reasonable marketing fees.

10.4 No Relief of Tenant. No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, after notifying Tenant, or any successor of Tenant, and after obtaining its or their consent and any such actions shall not relieve Tenant of liability under this Lease.

11.	DEFENSE and INDEMNITY, WAIVERS, AND LIMITATIONS.

11.1 Defense and Indemnity. The provisions of this Section 11.1 are in addition to indemnity provisions elsewhere in this Lease. Subject to the provisions of Section 12.3 below and to the extent not funded and paid to Landlord by any insurance maintained by Tenant, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) to the extent arising from Tenant’s use of the Premises or from any activity, work or other thing done, permitted or suffered by Tenant in or about the Building or Land, and shall further indemnify, defend and hold harmless Landlord against and from any and all claims to the extent arising from (i) any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, (ii) from any negligence or willful misconduct of Tenant, or any officer, agent or employee of Tenant, (iii) any claim by any person that if brought against Tenant would be covered by the workers’ compensation and employer’s liability insurance required to be carried by Tenant, and (iv) from all and against all reasonable cost, attorney’s fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, if any case, action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel selected by Tenant and approved in writing by Landlord such approval not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, such indemnification by Tenant and such assumption and waiver of claims shall not include damage or injury to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors.

Subject to the provisions of Section 12.3 below and to the extent not funded and paid to Tenant by any insurance maintained by Landlord, Landlord shall indemnify, defend and hold harmless Tenant against and from any and all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) to the extent arising from (i) the negligence or willful misconduct of Landlord or Landlord’s officers, agents, or employees, (ii) any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, and (iii) from all and against all reasonable cost, attorney’s fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon and, if any case, action or proceeding be brought against Tenant by reason of any such claim, Landlord upon notice from Tenant shall defend the same at Landlord’s expense by counsel selected by Landlord and approved in writing by Tenant such approval not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, the foregoing indemnity by Landlord shall not be applicable to claims to the extent arising from the negligence or willful misconduct of Tenant or Tenant Parties (as such term is defined below).

11.2 Waivers and Limitations.

11.2.1 Waivers.

11.2.1.1 To the fullest extent permitted by law, Tenant, on its behalf and on behalf of (if Tenant is a corporation or limited liability company: its shareholders or members, officers, directors; if Tenant is a partnership: its constituent partners,) its employees, agents, and contractors (collectively and including Tenant, “Tenant Parties”) waives all claims (in law, equity or otherwise) against Landlord or any of its constituent partners, or their officers, directors, partners, employees or agents (collectively and including Landlord, “Landlord Parties”) arising out of, and agrees that Landlord Parties shall not be liable to Tenant Parties for, any of the following: (i) injury to or death of any person; or (ii) loss of, injury or damage to, or destruction of any tangible or intangible property, including the resulting loss of use, economic losses and consequential or resulting damage of any kind from any cause. This exculpation clause shall not apply to claims against Landlord Parties to the extent that the injury, loss, damage or destruction was proximately caused by Landlord Parties’ fraud, negligence or willful injury to person or property.

11.2.1.2 Neither Landlord nor any Landlord Parties shall be liable for and there shall be no abatement of rent for (i) loss of or damage to any property by theft or any other wrongful or illegal act, or (ii) any injury or damage to persons or property resulting from fire, explosion, wind, earthquake, falling plaster, steam, gas, electricity, flood, water or rain which may leak from any part of the Building or Land or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or from the acts or omissions of other tenants, occupants or other visitors to the Building or Land, or (iii) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building except to the extent that any of the loss, injury, or damage described in subsections (i) and (ii) above is caused by, or is a result of, the Landlord’s or Landlord Parties’ negligence or intentional misconduct. Tenant shall give prompt notice to Landlord in the event of (x) the occurrence of a fire or accident in the Premises or in the Building, or (y) the discovery of any defect therein or in the fixtures or equipment thereof.

11.2.2 Limitations.

11.2.2.1 Notwithstanding any other provision of this Lease and except as provided in Section 23 below, Landlord and Tenant agree that in no event shall either party be responsible or liable to the other party on any theory for any loss of profits or income (other than Rent), damage to business or any form of special, indirect or consequential damage.

11.2.2.2 Notwithstanding any other provision of this Lease, the term “Landlord” means the owner of fee title to the Premises at the time in question. In the event of any transfer of Landlord’s title or interest in the Premises, the Building, or this Lease, Landlord herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s covenants and obligations thereafter to be performed, except for any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest which are not delivered to the grantee. The obligations and/or covenants contained in this Lease to be observed and/or performed by Landlord shall, subject to the foregoing provisions, be binding on Landlord’s successors and assigns, but only as they are to be observed and performed by the original Landlord and any such grantor during their respective periods of ownership.

11.2.2.3 In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (i) no partner, member, stockholder, director, officer, employee, beneficiary or trustee (collectively, “Partner”) of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); (ii) no service of process shall be made against any Partner of Landlord (except as may be necessary to secure jurisdiction over Landlord); (iii) no Partner of Landlord shall be required to answer or otherwise plead to any service of process; (iv) no judgment will be taken against any Partner of Landlord; (v) any judgment taken against any Partner of Landlord may be vacated and set aside at any time nunc pro tunc; (vi) no writ of execution will ever be levied against the assets of any Partner of Landlord; and (vii) these covenants and agreements are enforceable both by Landlord and also by any Partner of Landlord.

12.	INSURANCE.

12.1 Landlord’s Insurance.

12.1.1 Property Insurance. Landlord shall obtain and keep in force during the term of this Lease a policy or policies of commercial property coverage (including the Tenant Improvements of a structural nature) for full replacement cost and “All Risk” insurance in the name of Landlord, with loss payable to Landlord and/or to any lenders having a lien on the Project or any part of it, covering loss or damage to the Project (but not Tenant’s personal property, fixtures, equipment, improvements or Alterations) in an amount not to exceed the full replacement cost thereof and with commercially reasonable deductibles, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (“special form”, as such term is used in the insurance industry), plate glass insurance if Landlord so elects, and, if required by a lender having a lien on all or part of the Project, flood, earthquake and earthquake caused sprinkler leakage, and such other insurance as Landlord reasonably deems advisable.

12.1.2 Rental Interruption Insurance. Landlord shall obtain and keep in force during the term of this Lease, a policy of rental value (rental interruption) insurance in the name of Landlord with loss payable to Landlord and/or any lender(s) having a lien on the Building. The amount of such insurance shall be no less than the Base Rent and Additional Rent payable by all tenants of the Building for a period of one year reduced by Base Rent and Additional Rent payable by tenants, if any, who waive any rent abatement with respect to loss or damage to its Premises and/or the Building.

12.1.3 General Liability Insurance. Landlord shall carry Commercial General Liability insurance covering bodily injury and property damage liability in the amount of $2,000,000 per occurrence/$5,000,000 aggregate and excess liability insurance that are reasonably obtained and in limits the Landlord deems appropriate.

12.1.4 Limits of Insurance Coverage. Landlord, at Landlord’s option, may also (but shall have no obligation to) carry such other insurance as Landlord or Landlord’s lender (if any) may deem prudent or advisable with respect to the Project, in such amounts and on such terms as Landlord shall determine. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, additions or Alterations within the Premises, or any leasehold improvements installed by or at the expense of Tenant.

12.2 Tenant’s Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term the following:

12.2.1 Property Insurance. Insurance on an “All Risk” basis on all personal property, fixtures, equipment, Alterations or leasehold improvements installed by or at the expense of Tenant, insuring such property for the full replacement value of such property.

12.2.2 Liability Insurance. Commercial General Liability insurance covering bodily injury and property damage liability occurring in or about the Premises or arising out of the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include contractual liability insurance coverage insuring all of Tenant’s indemnity obligations under this Lease per the terms of such insurance policies. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000.00), and a minimum general aggregate limit of Five Million Dollars ($5,000,000.00), with an “Additional Insured – Managers or Lessors of Premises Endorsement.” All such policies shall be written to apply to all bodily injury (including death), property damage or loss, personal and advertising injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and at Landlord’s request the named mortgagee of Landlord, as an additional insured, and shall provide that such coverage shall be “primary” and non-contributing with any insurance maintained by Landlord as to the negligent acts of omissions of Tenant’s employees, agents and contractors, which shall be excess insurance only. All such insurance shall provide for the severability of interests of insureds; and shall be written on an “occurrence” basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

12.2.3 Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance as required by any Applicable Requirement, and Employers’ Liability Insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

12.2.4 Alterations Requirements. [INTENTIONALLY OMITTED]

12.2.5 Increases in Coverage/Amount. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Section 12.2 is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically required of or carried by tenants (with credit similar to Tenant) of properties located in Rancho Cordova which are similar to and operated for similar purposes as the Premises or if Tenant’s use of the Premises should change with or without Landlord’s consent, Landlord shall have the right, no earlier than five (5) years following the Commencement Date and once every five (5) years thereafter (except that if Tenant’s use of the Premises has changed, then at any time within ninety (90) days following Landlord’s receipt of notice of such change in use), to require Tenant to increase the amount or change the types of insurance coverage required under this Section 12.2 to conform to such typical amounts or types of insurance.

12.2.6 General Insurance Requirements. All coverages described in this Section 12.2 shall be endorsed to (i) endeavor to provide Landlord with 30 days’ notice (or, 10 days in the event of non-payment of premium) of cancellation or material change in terms; and (ii) waive all rights of subrogation by the insurance carrier against Landlord. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A-VII or better in “Best’s Insurance Guide” and authorized or approved to do business in the State of California (admitted). Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter at least 30 days before the expiration dates of the policies, copies of certificates of insurance for Tenant’s insurance policies. If Tenant shall fail to procure such insurance, or to deliver such certificates after ten (10) days prior written notice from Landlord to Tenant, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

12.3 Subrogation Waivers. Landlord and Tenant each waives any claim, loss or cost it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against (or is required to be insured against under the terms hereof) under any property damage insurance policy covering the Building, the Premises,

Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, regardless of whether the negligence of the other party caused such damage to or theft, destruction, loss, or loss of use. Each party will give its insurance carrier written notice of the terms of such mutual waiver, and the insurance policies will be properly endorsed, if necessary, to prevent the invalidation of coverage by reason of said waiver. In the event of a conflict between this Section 12.3 and any other provision of this Lease, the terms of this paragraph shall control.

13.	TAXES ON TENANT’S PROPERTY.

Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the Term upon all Tenant Improvements, Tenant’s leasehold improvements, Alterations, equipment, furniture, fixtures, and personal property located in the Premises, except that which has been paid for by Landlord and is the standard of the Building (“Tenant’s Property”). In the event any or all of the Tenant’s Property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within 30 days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s Property with supporting documentation. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency.

14.	DAMAGE OR DESTRUCTION.

14.1 General. If the Premises or Building should be damaged or destroyed by fire, tornado, or other casualty (collectively, “Casualty”), Tenant shall give immediate written notice thereof to Landlord. Within 30 days after Landlord’s receipt of such notice, Landlord shall notify Tenant whether in Landlord’s reasonable estimation material restoration of the Premises can reasonably be made within 270 days from the date of such notice. Landlord’s determination shall be binding on Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately.

14.2 Within 270 Days. If the Premises or Building should be damaged by Casualty to such extent that material restoration can in Landlord’s estimation be reasonably completed within 270 days after the date of such notice, this Lease shall not terminate. Provided that insurance proceeds are received by Landlord to fully repair the damage (or, in the event Landlord fails to maintain the insurance required of Landlord by this Lease, would have been received had Landlord maintained the insurance required of Landlord by this Lease), Landlord shall proceed to rebuild and repair the Premises diligently and in the manner determined by Landlord, including restoration and replacement of any Tenant Improvements paid for by Landlord; provided, however, Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises or paid for by Tenant.

14.3 Greater than 270 Days. If the Premises or Building should be damaged by Casualty to such extent that rebuilding or repairs cannot in Landlord’s estimation be reasonably completed within 270 days after the date of such notice, then Landlord shall have the option of either: (i) terminating this Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of this Lease; or (ii) electing to rebuild or repair the Premises diligently and in the manner determined by Landlord. Landlord shall notify Tenant of its election within 30 days after Landlord’s receipt of notice of the damage or destruction. If Landlord elects to rebuild or repair pursuant to this Section 14.3, Landlord shall restore and replace any of the Tenant Improvements paid for by Landlord; provided, however, Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises or paid for by Tenant. If Landlord elects to rebuild the Premises and provides such written notice to Tenant, Tenant shall have the option to terminate this Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of this Lease. Such option shall be exercised, if at all, by notice from Tenant to Landlord within 15 days after Tenant’s receipt of Landlord’s notice of Landlord’s election to rebuild.

14.4 Tenant’s Fault. Notwithstanding anything herein to the contrary, if the Premises or any other portion of the Building are damaged by Casualty resulting from the negligence or intentional misconduct of Tenant or any of Tenant’s Parties, (i) with respect to any portion of Rent that is not covered by the rental interruption insurance proceeds received by Landlord (or would have been received had Landlord maintained rental interruption insurance as required by this Lease), Base Rent and Additional Rent shall not be diminished during the repair of such damage, and (ii) Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds received by Landlord (or would have been received had Landlord maintained the insurance required of Landlord by this Lease). In the event Tenant is liable to Landlord pursuant to the preceding sentence, Tenant’s liability shall also include Tenant’s payment of Landlord’s deductible under the property insurance policy required to be maintained by Landlord pursuant to this Lease.

14.5 Insurance Proceeds. Notwithstanding anything herein to the contrary, if the Premises or Building are damaged or destroyed and are not fully covered by the insurance proceeds received by Landlord (or, in the event Landlord fails to maintain the insurance required of Landlord by this Lease, would have been received had Landlord maintained the insurance required of Landlord by this Lease), or if the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within 30 days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon this Lease shall terminate.

14.6 Waiver. This Section 14 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code.

14.7 Tenant’s Personal Property. In the event of any damage or destruction of the Premises or the Building, under no circumstances shall Landlord be required to repair any injury or damage to, or make any repairs to or replacements of, Tenant’s personal property.

15.	CONDEMNATION.

15.1 Condemnation. The words “Condemnation” or “Condemned” as used herein shall mean the taking for any public or quasi-public use under any governmental law, ordinance, or regulation, or the exercise of, or the intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency, or authority having the right or power of eminent domain, and shall include a voluntary sale by Landlord to any such person, entity, body agency or authority, either under threat of condemnation expressed in writing or while condemnation proceedings are pending, and shall occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain.

15.2 Condemnation Resulting in Termination. If the whole of the Premises or the Building should be taken or condemned for any public use, or by right of eminent domain, or by sale in lieu thereof, either party shall have the right to terminate this Lease at its option. If a material portion (but less than substantially the whole) of the Building, Premises, or Project is so taken or sold, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by written notice to Landlord given within (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, any portion of the Building or Land is so taken or sold and such taking or sale materially and adversely affects Tenant’s access to the Premises, or the Parking Facilities serving the Premises are materially reduced such that Tenant no longer has use of a reasonably sufficient number of parking spaces, and (ii) Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant within seventy-five (75) days after such taking. If either party elects to terminate this Lease pursuant to this Section 15.2, the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of the applicable portion of the Project shall have occurred.

15.3 Condemnation Not Resulting in Termination. If a portion of the Building of which the Premises are a part should be taken or condemned for any public use under any regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking prevents or materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Section 15.2 above, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances, but only after giving Landlord credit for all sums received or to be received by Tenant by the condemning authority. Notwithstanding anything to the contrary contained in this Section, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the Term.

15.4 Award. Landlord shall be entitled to (and Tenant shall assign to Landlord) any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for any sums paid by virtue of such proceedings, whether or not attributable to the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant’s personal property and relocation expenses shall be and remain the property of Tenant, and this Section 15 shall not be deemed to restrict Tenant’s right to pursue a separate award specifically for its relocation expenses or the taking of Tenant’s personal property or trade fixtures.

15.5 Waivers. This Section 15 shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any and all rights it may have under; (i) any law, statute, ordinance or regulation (including Sections 1265.120 and 1265.130 of the California Code of Civil Procedure) to terminate or petition to terminate this Lease upon partial condemnation of the Premises or Building, and the parties hereto specifically agree that this Lease shall not automatically terminate upon condemnation.

15.6 Sale in Lieu. Subject to Tenant’s rights pursuant to Section 15.4 above, Landlord may, without any obligation or liability to Tenant and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemner the Premises or portion thereof sought by the condemner, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without first requiring any trial or hearing thereof (and Landlord is expressly empowered to stipulate to judgment therein), free from this Lease and the rights of Tenant hereunder.

15.7 Temporary Taking. Notwithstanding Section 15.2 above, if a material portion of the Premises (or Common Areas or Parking Facilities serving the Premises) is condemned or otherwise taken for a period of less than one hundred twenty (120) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms and covenants of this Lease; provided, however, Rent shall abate during such limited period in proportion to the portion of the Premises that is rendered unusable as a result of such condemnation or other taking to the extent the business interruption insurance Tenant is required to carry would not otherwise cover the Rent for such period.

16.	DEFAULT.

16.1 Tenant Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

16.1.1 Abandonment; Vacating. The abandonment or vacating of the Premises by Tenant in each case, without payment of Rent.

16.1.2 Failure to Pay. The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder as and when due, which such failure shall continue for a period of five (5) days following Tenant’s receipt of written demand from Landlord. The five (5) day notice described herein shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Civil Code of Procedure or any other law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

16.1.3 Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in Section 16.1.1 or 16.1.2 above, where such failure shall continue for a period of thirty (30) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within such 30-day period and thereafter diligently prosecutes such cure to completion; provided that such cure shall not be in excess of ninety (90) days.

16.1.4 General Assignment, Etc. The making by Tenant of any general assignment or general arrangement for the benefit of creditors, or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in sixty (60) days.

16.1.5 Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease, and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligation under this Lease.

16.1.6 Disposition of Assets. Without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, selling, leasing, assigning, encumbering, hypothecating, transferring, or otherwise disposing of all or substantially all of the Tenant’s assets.

16.2 Landlord Default. Landlord shall not be in default of this Lease unless Landlord fails to perform an obligation required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is reasonably required for its performance then Landlord shall not be in default if

Landlord commences performance within such 30-day period and thereafter diligently prosecutes the same. Without limiting any other waiver by Tenant which may be contained in this Lease, except as otherwise expressly set forth in this Lease to the contrary, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation on account of any Landlord default.

16.3 No Waiver. No delay or omission in the exercise of any right or remedy of Landlord or Tenant on any default by Tenant or Landlord shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after breach by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent involved, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No act or conduct of Landlord, including the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Prior to the scheduled expiration of the Term of the Lease, only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish an early termination of the Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Lease. The review, approval, or inspection by Landlord of any item to be reviewed, approved, or inspected by Landlord under the terms of this Lease shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.

17.	REMEDIES FOR TENANT’S DEFAULT.

The remedies provided for in this Section 17 are not exclusive; they are cumulative, in addition to any remedies now or later allowed by law, to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditors’ rights generally. In the event of Tenant’s default (after expiration of any applicable notice and cure period), Landlord may:

17.1 Terminate. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:

17.1.1 the worth at the time of the award of any unpaid rent which had been earned at the time of such termination; plus

17.1.2 the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

17.1.3 the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could be reasonably avoided; plus

17.1.4 any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (including, without limitation, the cost of recovering possession of the Premises, expenses of reletting including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and real estate commissions actually paid and that portion of the leasing commission paid by Landlord and applicable to the unexpired portion of this Lease); plus

17.1.5 such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in Sections 17.1.1 and 17.1.2, the “worth at the time of the award” shall be computed by allowing interest at the lesser of 10% per annum, or the maximum rate permitted by law per annum. As used in Section 17.1.3, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

17.2 Continue - 1951.4. Continue this Lease in full force and effect, and the Lease will continue in effect, as long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord reasonably incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Section shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability.

17.3 Receiver. Cause a receiver to be appointed to collect Rent. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate the Lease.

17.4 Cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the lesser of 10% per annum, or the maximum rate an individual is permitted by law to charge, from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be Additional Rent.

18.	SURRENDER OF PREMISES.

On expiration of this Lease or within five days after the earlier termination of the Term, Tenant shall surrender to Landlord the Premises “broom clean” and “As Is” condition (subject, however, to Tenant’s compliance with all maintenance and repair obligations with respect to the Premises set forth in Section 7.1 of this Lease), except for ordinary wear and tear, those items to be repaired or maintained by Landlord as set forth in Section 7.2 above, and destruction to the Premises covered by Section 15. Tenant shall remove all its personal property and all Alterations required to be removed pursuant to Section 6.2 of this Lease within the above-stated time. Tenant shall perform all restoration made necessary by the removal by Tenant (or by Landlord if Tenant fails to remove) of any Alterations or Tenant’s personal property within the time periods stated in this Section. In no event shall Tenant be required to remove any Cabling installed by or on behalf of Tenant (before or after the Lease Date).

Subject to applicable law, and after ten (10) days prior written notice or such longer period as may be required by applicable law (and Tenant’s failure to act within such notice period), Landlord may elect to retain or dispose of in any manner any Alterations or any of Tenant’s personal property that Tenant does not remove from the Premises on expiration of this Lease or within five (5) days after the earlier termination of the Term as allowed or required by this Lease. Title to any such alterations or to any of Tenant’s personal property that Landlord elects to retain or dispose of shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such alterations or any of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s costs for storing, removing, and disposing of any such Alterations or any of Tenant’s personal property.

19.	ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS.

19.1 Estoppel Certificates. Either party shall at any time and from time to time upon not less than twenty (20) days’ prior written notice from the other party execute, acknowledge, and deliver to the requesting party a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as modified is in full force and effect) and the date to which the Base Rent and other charges are paid in advance, if any; (b) certifying that the Premises have been accepted by Tenant; (c) confirming the Commencement Date and the expiration date of the Lease; (d) acknowledging that there are not, to the knowledge of the party giving the certificate, any uncured defaults on the part of the other party hereunder, or specifying such defaults, if any are claimed, and (e) such other matters reasonably requested. If Landlord is the requesting party, Tenant’s certificate may be relied upon by a prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. If Tenant is the requesting party, Landlord’s certificate may be relied upon by a prospective assignee or subtenant of this Lease or by a prospective encumbrancer of Tenant’s leasehold, but in any event subject to the provisions of the assignment and subletting provisions of this Lease.

19.2 Financial Statements. Upon 10 days’ prior written request from Landlord (which Landlord may make at any time during the Term but no more often than once per calendar year), Tenant shall deliver to Landlord a current financial statement of Tenant and any Guarantor. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer or general partner of Tenant (if Tenant is a corporation or partnership, respectively).

20.	INTENTIONALLY OMITTED.

21.	SUBORDINATION, ATTORNMENT.

21.1 Subordination. Subject to the provisions of Section 21.3 below, this Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the Building, Land, other improvements, and land of which the Premises are a part. Notwithstanding the foregoing, Landlord represents and warrants that as of the Commencement Date, the Premises is not encumbered by any mortgage or deed of trust. If any mortgagee, trustee, or ground lessor (a “Superior Lienor”) shall elect to have this Lease and any options granted hereby prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease and such options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such options are deeded prior or subsequent to the date of said mortgage, deed of trust, or ground lease, or the date of recording thereof.

21.2 Attornment. In the event any proceedings are brought for foreclosure, or in the event of a sale or exchange of the real property on which the Building is located, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure and sale and recognize such purchaser as Landlord under this Lease.

21.3 Execution of Documents by Tenant; Non-Disturbance Agreement. Tenant agrees to execute, within fifteen (15) days of a request to do so by Landlord, any documents reasonably required to effectuate an attornment or to make this Lease or any options granted herein subordinate to or prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be; provided, however, that any such subordination and/or attornment shall be contingent upon Landlord obtaining for the benefit of Tenant, a commercially reasonable non-disturbance agreement.

22.	BROKER.

22.1 Landlord and Tenant recognize CB Richard Ellis, Inc. (“Tenant’s Broker”) as Tenant’s authorized representative. Landlord shall pay Tenant’s Broker a standard market fee equal to 2.0% of the total Base Rent, payable within 45 days of a mutually executed lease, for services rendered by Tenant’s Broker in this transaction,. Landlord acknowledges that Tenant’s Broker shall be a third-party beneficiary of this Lease solely for the purpose of enforcing Tenant’s Broker’s right to payment pursuant to the preceding sentence. Except for their contact with Tenant’s Broker, neither party has had any contact or dealings regarding the Premises, or any communication in connection with the subject matter of this Lease through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with this Lease. In the event that any broker or finder tenders a claim for a commission or finder’s fee based upon any such contact, dealings or communication, the party whom the broker or finder represented or allegedly represented shall be responsible for said commission or fee and shall indemnify and hold harmless the other party from and against all liabilities, losses, costs and expenses (including reasonable attorneys fees) arising in connection with such claim for a commission or finder’s fee. In addition, Landlord shall indemnify and hold harmless Tenant from and against all liabilities, losses, costs and expenses (including reasonable attorneys fees) arising from Landlord’s obligation to pay a commission to Tenant’s Broker in connection with this transaction. Landlord and Tenant acknowledge and agree that any agreement between Landlord and Tenant’s Broker regarding the payment of future commissions in connection with any extension of the Term or expansion of the Premises (whether pursuant to an express right set forth in this Lease or not) shall not be binding on Tenant, and that Tenant may choose to be represented by a different broker in any such future expansion or extension transactions, and that only such chosen broker would be entitled to a commission in connection with such future transaction.

23.	HOLDING OVER

Upon termination of the Lease or expiration of the Term hereof, if Tenant retains possession of the Premises without Landlord’s written consent first being obtained, then Tenant’s possession shall be deemed a month-to-month tenancy. Landlord and Tenant agree that as damages for Tenant’s retention of possession, the Base Rent portion of the Rent shall be increased to one hundred twenty-five percent (125%) of the amount of the Base Rent in effect immediately prior to the expiration or earlier termination of the Lease (as the case may be) for the initial three (3) months of the period of retention of possession and thereafter the Base Rent portion of the Rent shall be increased to one hundred fifty percent (150%) of the amount of the Base Rent in effect immediately prior to the expiration or earlier termination of the Lease (as the case may be). Except with respect to the first sixty (60) days of Tenant’s holdover, Tenant shall be responsible for any consequential damages suffered or incurred by Landlord as a result of Landlord’s inability to deliver possession of the Premises to a subsequent tenant as a result of Tenant’s failure to surrender possession of the Premises.

24.	RULES AND REGULATIONS.

Tenant shall faithfully observe and comply with the reasonable and nondiscriminatory rules and regulations (“Rules and Regulations”) that Landlord shall from time to time promulgate. Landlord reserves the right from time to time to make modifications to such Rules and Regulations as, in the sole judgment of Landlord, may be needed from time to time for the safety of the tenants, the care and cleanliness of the Premises and the Building and the preservation of good order therein. Additions and modifications to Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant (a copy of the present Rules and Regulations is attached hereto as Exhibit G). Landlord shall use its reasonable efforts to enforce compliance with such rules in a uniform, non-discriminatory manner, but shall not be responsible to Tenant for the nonperformance of any of said rules by other tenants or occupants; provided, however, in the event any other tenant or occupant of the Building fails to comply with the Rules and Regulations and such non-compliance unreasonably and materially interferes with Tenant’s use of the Premises, Landlord shall use its reasonable efforts to cause such other tenants and/or occupants to comply with the Rules and Regulations.

25.	OTHER RIGHTS RESERVED BY LANDLORD.

25.1 General. Without notice and without liability to Tenant, or without effecting an eviction or disturbance of Tenant’s use or possession, Landlord shall have the right to (a) grant utility easements or other easements in, or replant, subdivide or make other changes in the legal status of the Land or the Building as Landlord shall deem appropriate in its sole discretion; provided such changes do not substantially interfere with Tenant’s use of the Premises for the Permitted Use; (b) add to the Building or modify its configuration; and (c) install and maintain directional and/or directory signage in any multi-tenant portions of the Building.

25.2 Rights of Entry. Landlord reserves, and shall have the right at any and all reasonable times for the purpose of cleaning the Premises and at all other reasonable times upon twenty-four (24) hours prior written notice (and at any time and without notice in the event of an emergency) to enter the Premises to inspect the same (including inspections by prospective lenders for or buyers of the Building), to supply any service to be provided by Landlord to Tenant hereunder, to post notices of non-responsibility, to maintain and repair the Premises and any portion of the Building that Landlord may deem necessary or desirable, and to perform any acts related to the safety, protection, reletting (during the last nine (9) months of the Term), sale or improvement of the Premises or the Building, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures, where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby and further providing that the business of the Tenant shall not be interfered with unreasonably. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in the event of an emergency (as determined by Landlord or its employees or representatives acting in good faith), in order to obtain entry to the Premises without liability to Landlord. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations or access to the Premises and shall attempt to reasonably schedule such entry and work with Tenant. Landlord shall perform all work in a commercially reasonable manner, and whenever appropriate (as reasonably determined by Landlord), after Business Hours, and in a manner whenever reasonably possible to minimize any material, adverse or unreasonable interference with Tenant’s business operations, permitted uses and access to its Premises.

26.	NOTICES.

Any notice, demand, approval, consent, or other communication required or desired to be given under this Lease shall be given in writing in the manner set forth below, addressed to the party to be served at the addresses set forth in the Basic Lease Information, or at such other address for which that party may have given notice under the provisions of this Section. Any notice, demand, approval, consent, or other communication given by (a) mail shall be deemed to have been given two (2) business days after it is deposited in the United States mail, first class and postage prepaid; (b) overnight common carrier courier service shall be deemed to be given on the business day (not including Saturday) immediately following the date it was deposited with such common carrier; (c) delivery in person or by messenger shall be deemed to have been given upon delivery in person or by messenger; or (d) electronic facsimile shall be deemed to have been given on the date of transmission of the entire communication, provided that (i) such transmission occurs during 8:00a.m. and 5.p.m., Pacific Time, on normal business days, and (ii) the sending party sends a hard copy of the original transmitted document(s) not later than the second (2nd) business day following such transmission, by one of the methods described in subsections (a), (b) or (c) above.

27.	OTHER TENANCIES.

Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or number of tenants shall during the Term of this Lease occupy any space in the Building.

28.	RENEWAL OPTION.

28.1 Option Right. If Tenant prior to the Exercise Date (as defined below) enters into a new TRICARE contract (the “Government Contract” ), Tenant shall have one (1) option (the “Renewal Option”) to renew the initial Term with respect to all or a portion of the Premises following the Expiration Date of the initial Term for one (1) additional term (the “Renewal Term”), which Renewal Term shall expire upon the earlier of (i) the scheduled expiration of the Government Contract, or (ii) the date that is five (5) years following the expiration of the initial Term of this Lease. Notwithstanding the foregoing, Tenant shall not be entitled to renew this Lease with respect to less than two hundred thousand (200,000) square feet of rentable area, and any reduction in the rentable area of the Premises shall occur with respect to certain portions of the Premises located in Building 2019, and the reduction space shall be of a configuration (including windows and entrances) that can be re-leased or otherwise re-used by Landlord, as reasonably approved by Landlord. The Renewal Term shall be on the same terms, covenants and conditions of this Lease; provided, however, the Base Rent payable by Tenant during the Renewal Term shall be the then fair market rental value of the Premises (“FMRV”, as hereinafter defined) for similarly situated space.

28.2 Exercise. The Renewal Option, if exercised by Tenant, must be accomplished by written notice from Tenant to Landlord (the “Renewal Notice”) at least two hundred forty (240) days prior to the expiration of the initial Term (the “Exercise Date”). Should Tenant fail to provide Landlord with the Renewal Notice on or before the Exercise Date, Tenant shall be deemed to have elected not to exercise the Renewal Option, and this Lease shall expire in accordance with its terms. Notwithstanding, the foregoing, if Tenant has been in default (beyond applicable notice and cure periods) two or more times during the initial Term, or is in default (beyond applicable notice and cure periods) on the date that the Renewal Notice is given to Landlord, and/or on the expiration of the initial term of this Lease, then the Renewal Option shall be void at the election of Landlord.

28.3 FMRV. The Base Rent to be paid by Tenant to Landlord for and during a Renewal Term shall be the FMRV for such Renewal Term. The FMRV for the Renewal Term shall be the then prevailing fair market rental rate for comparable deals in the Rancho Cordova office market, is leased to a major creditworthy tenant occupying more than 100,000 rentable square feet of comparable space, taking into consideration lease term, age of the Premises and current tenant improvements, all allowances for new tenant improvements (including architectural and engineering fees), moving expenses, landlord expenses, operating expense pass throughs (including base year), rent abatement, brokerage expenses, tenant benefits or any other market concessions which may be commonly available at the commencement of the Renewal Term. For purposes of the preceding sentence, “prevailing fair market rental rate for comparable deals” shall mean the rental, including escalations, then being quoted by landlords for non-renewal, non-sublease, non-equity space comparable in size and quality to the Premises, which comparable space is located in comparable office buildings in the Rancho Cordova office market. Notwithstanding the foregoing, in no event shall the FMRV be less than the Base Rent in effect immediately prior to the expiration of initial Term.

28.3.1 If Tenant elects to exercise the Renewal Option, Landlord and Tenant shall attempt to agree upon the FMRV for the Renewal Term, using their best good faith efforts.

28.3.2 If, within thirty (30) days following Landlord’s receipt of the Renewal Notice, Landlord and Tenant have been unable to reach an agreement regarding the FMRV for the Renewal Term, the parties shall set a date (no later than thirty (30) days after Landlord’s receipt of the Exercise Notice) to exchange written opinions, at the Premises, of the FMRV for such Renewal Term. Such exchange shall be accomplished by the concurrent delivery by Landlord and Tenant of each party’s opinion of FMRV, which opinion shall be contained in a sealed envelope. Such envelopes shall be opened, simultaneously, in the presence of a representative of each of the parties.

28.3.3 If, upon exchange of opinions of FMRV as provided above, the higher of the two opinions of value is not more than five percent (5%) greater than the lower opinion of value, the two values shall be averaged, and the average shall be thereafter conclusively deemed to be the FMRV for the Renewal Term.

28.3.4 Baseball Arbitration. If the higher of the two opinions of value is more than five percent (5%) greater than the lower opinion of value, and the parties have not otherwise reached agreement on the FMRV of the Premises, the FMRV shall be determined by the so-called “baseball” arbitration procedure hereinafter set forth.

28.3.4.1 Landlord and Tenant shall, within ten (10) business days after the exchange of the sealed envelopes containing their respective opinions of FMRV, agree upon the appointment of an arbitrator who shall (i) be by profession a licensed commercial real estate broker or an MAI real estate appraiser, (ii) be familiar with the Building or the area in which the Building is located, and (iii) have been active (over the five (5) year period ending on the date of such appointment) in the brokering or appraisal of comparable premises within the area or in comparable offices in the Rancho Cordova, California area. If the parties cannot agree upon such arbitrator, the arbitrator shall be selected in accordance with the Expedited Procedures in the Real Estate Industry Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall be conducted no more than thirty (30) days after the selection of the arbitrator, in the County in which the Premises is located, in accordance with those Expedited Procedures. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s opinion of the FMRV of the Premises (which shall take into account opinions, if any, proposed in writing subsequent to the aforesaid exchange of sealed envelopes, provided that they are delivered at least two (2) business days prior to the date of the arbitration) is closest to the arbitrator’s opinion of the FMRV of the Premises as above defined. In no event shall the FMRV be less than the Base Rent in effect immediately prior to the expiration of initial Term

28.3.4.2 In the event the arbitrator has not determined the FMRV of the Premises prior to the commencement of the Renewal Term, Tenant shall pay as Base Rent, effective as of and subsequent to the commencement of the Renewal Term until such time as the Base Rent for the Renewal Term is determined, the Base Rent in effect immediately prior to the expiration of the initial Term. If such Base Rent is thereafter fixed at a higher amount, such new Base Rent shall take effect retroactive to the commencement of the Renewal Term, and Tenant shall pay to Landlord that sum which is accrued and unpaid as a result of such retroactive application, together with the next monthly installment of Base Rent payable by Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally.

29.	GENERAL PROVISIONS.

29.1 Exhibits and Attachments: The attached exhibits and attachments, together with all documents incorporated by reference in the exhibits and attachments, form an integral part of this Lease and are incorporated by reference into this Lease.

29.2 Consents: Except as provided in the Lease, whenever the Lease requires the consent or approval of Landlord or Tenant, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

29.3 Joint Obligation: If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

29.4 Marginal Headings: The marginal headings and titles to the Sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

29.5 Time: Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

29.6 Quiet Possession: Upon Tenant paying the Rent reserved hereunder, and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term, subject to all of the provisions of this Lease.

29.7 Integration: This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

29.8 Authority of Tenant. If Tenant is a corporation, limited liability company or other entity, each person executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity, and that such person’s execution of this Lease binds Tenant to its terms and conditions. If Tenant is a corporation, limited liability company, trust or other entity, Tenant shall, upon the execution of this Lease, deliver to Landlord evidence of such authority satisfactory to Landlord.

29.9 No Construction Against Drafter: The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party.

29.10 Severability: Any provisions of this Lease which shall prove to be invalid, void, and illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

29.11 Choice of Law: This Lease shall be governed by the laws of the State of California.

29.12 Signage: Except as otherwise expressly set forth in this Lease, Tenant shall not place, install, affix, paint or maintain any signs, notices, graphics or banners whatsoever or any window decor which is visible in or from public view or corridors, the common areas or the exterior of the Premises or the Building, in or on any exterior window or window fronting upon any Common Areas or service area without Landlord’s prior written approval which Landlord shall have the right to withhold in its absolute and sole discretion. Notwithstanding the foregoing, Tenant may continue to use its existing identification signage. Any signage installed by or on behalf of Tenant shall comply with all Applicable Requirements.

29.13 Project Name: Tenant may use the name of the Project in which the Premises are located only with Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed.

29.14 Attorneys’ Fees: If any party to this Lease shall take any action to enforce this Lease or bring any action or commence any proceeding for any relief against any other party, declaratory or otherwise, arising out of this Lease, the losing party shall pay to the prevailing party a reasonable sum for attorneys’ and experts’ fees and costs incurred in bringing such suit or proceeding and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action or proceeding and shall be paid whether or not such action or proceeding is prosecuted to judgment. Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of reasonable attorneys’ and experts’ fees and costs incurred in enforcing such judgment. All fees and costs to be paid under this Section shall be determined by a court of competent jurisdiction and not by a jury. For purposes of this Section, attorneys’ and experts’ fees and costs shall include, without limitation, fees and costs incurred in the following: (a) post-judgment motions; (b) contempt proceedings; (c) garnishment, levy, and debtor and third party examinations; (d) discovery; (e) bankruptcy litigation; and (f) appeals.

29.15 Modification: This Lease and all exhibits attached hereto contain the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed. Any oral representations or modifications concerning this Lease shall be of no force or effect, excepting a subsequent modification in writing signed by the party to be charged.

29.16 Successors and Assigns: Subject to the provisions of Section 10, this Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

29.17 Waiver of California Code Sections: Notwithstanding any other provision of this Lease and in addition to any waivers which may be contained in this Lease, Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1932(1), 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right of repair; and Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises for public or quasi-public use by statute, by right of eminent domain, or by purchase in lieu of eminent domain; and any right of redemption or reinstatement of Tenant under any present of future case law or statutory provision (including Code of Civil Procedure Section 473, 1174(c) and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the premises for any reason. This waiver applies to future statutes enacted in addition or in substitution to the statute specified herein, and this waiver shall apply even though Tenant may be the subject of a voluntary or involuntary petition in bankruptcy.

29.18 Government Energy or Utility Controls: In the event of imposition of federal, state or local governmental controls, regulations or restrictions on the use or consumption of energy or other utilities during the term, both Landlord and Tenant shall be bound thereby.

29.19 Accord and Satisfaction; Allocation of Payments: No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant which is then due or delinquent.

29.20 Recording: Tenant shall not record this Lease or a memorandum thereof, or any other reference to this Lease, without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

29.21 Execution of Lease: The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

29.22 Interpretation: This Lease shall be deemed to be jointly prepared by both Landlord and Tenant, and any ambiguities or uncertainties herein shall not be construed for or against either of the parties. The words “including,” “included,” “include” and words of similar import shall be interpreted as though followed by the words “but not limited to” or “without limitation.” This Lease may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

29.23 Confidentiality: Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space planning consultants and any proposed transferee.

29.24 Demands and Consents: Except as otherwise provided, whenever a provision of this Lease (i) requires that the consent of a party be obtained, such consent shall not be unreasonably withheld or delayed, or (ii) provides that a party may make a demand or request of the other party, such demand or request shall be reasonable and made in good faith.

29.25 HIPAA: Landlord agrees that from time to time during the Term, Landlord, its agents, employees or assigns, may be exposed to, or have access to, Protected Health Information (“PHI”), as defined by Health Insurance Portability and Accountability Act of 1996, 45 CFR Parts 160 and 164. Landlord agrees that Landlord, its agents, employees or assigns will not use or disclose PHI for any purpose unless expressly authorized by Tenant or required by a court of competent jurisdiction or by any governmental authority or by any state or federal law.

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29.26 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission or in portable document format (pdf)) as against the party signing such counterpart, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Lease as set forth below.

LANDLORD: AEROJET-GENERAL CORPORATION, an Ohio corporation		TENANT: HEALTH NET FEDERAL SERVICES, LLC, a Delaware limited liability company

By:	/s/ Scott Neish	By:	/s/ Dennis Bell

Name:	Scott Neish	Name:	Dennis Bell

Its:	President	Its:	Vice President

Date:	July 13, 2009	Date:	July 29, 2009

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